Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 17941, 333-79895, 333-68130, 333-90840, 333-119850, 333-129421, 333-153852, and 333-184158 on Form S-8 and Nos. 333-156096 and 333-180908 on Form S-3 of our reports dated March 14, 2014, relating to the consolidated financial statements of Boyd Gaming Corporation and Subsidiaries, and the effectiveness of Boyd Gaming Corporation and Subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 14, 2014